Exhibit 3.8
AGREEMENT OF LIMITED PARTNERSHIP
OF
BASIC ENERGY SERVICES, L.P.
BY and AMONG
BASIC ENERGY SERVICES GP, LLC
as General Partner
and
BASIC ENERGY SERVICES LP, LLC
as Limited Partner
Basic Energy Services, L.P.
Agreement of Limited Partnership

AGREEMENT
OF
LIMITED PARTNERSHIP
OF
BASIC ENERGY SERVICES, L.P.
     THIS AGREEMENT OF LIMITED PARTNERSHIP OF BASIC ENERGY SERVICES, L.P. (the “Partnership”) dated as of January 24, 2003, is entered into and executed by and between Basic Energy Services GP, LLC, a Delaware limited liability company (“GP LLC”), as the General Partner, and Basic Energy Services LP, LLC, a Delaware limited liability company (“LP LLC”), as the Limited Partner.
     WHEREAS, Basic Energy Services, Inc., a Delaware corporation (the “Company”) has been converted on the date hereof into the Partnership pursuant to Section 266 of the General Corporation Law of the State of Delaware; and
     WHEREAS, 0.01% of the capital stock of the Company was owned by GP LLC and 99.99% of the capital stock of the Company was owned by LP LLC; and
     WHEREAS, the Partnership will immediately elect to be classified as a corporation for United States federal income tax purposes;
     NOW, THEREFORE, in order to reflect and consent to the transactions stated above, the parties hereby agree as follows:
ARTICLE I
ORGANIZATIONAL MATTERS
     1.1 Formation. Subject to the provisions hereof, the General Partner and the Limited Partner hereby form the Partnership as a limited partnership under and pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et. seq., as from time to time amended and any successor statute (the “Act”). The Partners hereby enter into this Agreement in order to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.
     1.2 Name. The name of the Partnership is, and the business of the Partnership is and will be conducted under the name of, “Basic Energy Services, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner. The General Partner may change the name of the Partnership at any time and from time to time.
     1.3 Principal Office; Registered Office. The registered and principal office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent for service of process on the Partnership at such office. The Partnership may maintain offices at
Basic Energy Services, L.P.
Agreement of Limited Partnership

such other place or places as the General Partner deems advisable or necessary to efficiently conduct the Partnership’s business.
     1.4 Term. The Partnership’s existence shall be perpetual unless it is earlier terminated pursuant to the provisions of Article XIII.
     1.5 Partnership Interests. Effective as of the date hereof, each Partner shall have the Percentage Interest set forth opposite its name on the attached Exhibit A.
     1.6 Certificates for Partnership Interests; UCC Election. In the event that the General Partner determines that Partnership Interests shall be evidenced by certificates, such certificates shall be securities governed by Article 8 of the Uniform Commercial Code and shall bear the following legend: “This certificate evidences an interest in Basic Energy Services, L.P. and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” The form of certificate evidencing ownership of Partnership Interests (“Unit Certificate”) shall be as approved by the General Partner from time to time. Unit Certificates need not bear a seal of the Partnership but shall be signed by the President or any Vice President of the General Partner certifying the class of Partnership Interest and the Percentage Interest represented by such Unit Certificate. The books and records pertaining to the issuance and transfer of Unit Certificates shall be kept by the Secretary of the General Partner or at the office of such transfer agent or transfer agents as the General Partner may from time to time by resolution select. In the event any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such Unit Certificate or Unit Certificates shall have ceased to be such officer, transfer agent or registrar before such Unit Certificate is issued by the Partnership, such Unit Certificate may nevertheless be issued by the Partnership with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Unit Certificates shall be consecutively numbered and shall be entered in the books of the Partnership as they are issued. The General Partner may determine the conditions upon which a new Unit Certificate may be issued in place of a Unit Certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Partnership and each transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new Unit Certificate in the place of the one so lost, stolen or destroyed. Each Unit Certificate shall bear a legend on the reverse side thereof substantially in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE BEEN DELIVERED TO THE GENERAL PARTNER TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN AGREEMENTS AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, A
Basic Energy Services, L.P.
Agreement of Limited Partnership

COPY OF WHICH MAY BE OBTAINED FROM THE GENERAL PARTNER AT ITS PRINCIPAL EXECUTIVE OFFICES.
ARTICLE II
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Act” shall have the meaning assigned to such term in Section 1.1.
     “Capital Contributions” means any cash or property contributed to the Partnership by a Partner.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 1.1 of this Agreement, as it may be amended or restated from time to time.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute.
     “Company” means Basic Energy Services, Inc., a Delaware corporation.
     “General Partner” means GP LLC in its capacity as the general partner of the Partnership, and any successor to GP LLC, as general partner.
     “GP LLC” means Basic Energy Services GP, LLC, a Delaware limited liability company.
     “Limited Partner” means LP LLC.
     “Limited Partners” means the Limited Partner and any other limited partner admitted to the Partnership from time to time.
     “LP LLC” means Basic Energy Services LP, LLC, a Delaware limited liability company.
     “Merger” shall have the meaning assigned to such term in the recitals.
     “Notice” shall have the meaning assigned to such term in Section 15.1.
     “Partner” means the General Partner or any Limited Partner.
     “Partnership” means Basic Energy Services, L.P., a Delaware limited partnership.
     “Partnership Interest” means the interest of a Partner in the Partnership.
     “Partnership Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Partnership.
Basic Energy Services, L.P.
Agreement of Limited Partnership

     “Percentage Interest” means, with respect to any Partner, the percentage set forth opposite such Partner’s name on Exhibit A attached hereto as adjusted, from time to time, to reflect changes in the relative interests of the Partners resulting from contributions or distributions other than in accordance with the Percentage Interests of the Partners immediately preceding such contributions or distributions.
ARTICLE III
PURPOSE
     The purpose and nature of the business to be conducted by the Partnership shall be (a) to own and operate all Partnership Property and (b) as permitted by the Act, to engage in any other activities as determined by the General Partner.
ARTICLE IV
CAPITAL CONTRIBUTIONS
     4.1 Capital Contributions. The investment of each Partner in the capital stock of the Company prior to its conversion to the Partnership shall constitute the capital contribution of such Partner to the Partnership.
     4.2 Additional Capital Contributions of the Partners. The Partners shall not be required to make additional Capital Contributions to the Partnership unless they otherwise agree.
     4.3 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in the Partners’ capital accounts.
     4.4 Loans. Loans by a Partner to the Partnership shall not be considered Capital Contributions.
ARTICLE V
ALLOCATIONS
     5.1 Allocations. Each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests.
     5.2 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made to the Partners in accordance with their Percentage Interests.
Basic Energy Services, L.P.
Agreement of Limited Partnership

ARTICLE VI
TAX MATTERS
     The General Partner shall arrange for the preparation (at the Partnership’s expense) and timely filing of all returns of Partnership income, gains, deductions and losses necessary for state income tax purposes and shall use reasonable efforts to cause copies of such returns or all pertinent information contained therein to be furnished to the Partners within ninety (90) days of the close of the taxable year. The General Partner shall be the “tax matters partner” (as defined in Section 6231 of the Code) and shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by tax authorities and to expend Partnership funds for professional services and costs associated therewith. The Partnership will elect on Internal Revenue Service Form 8832, pursuant to Treasury Regulations Section 301.7701-3, to be classified as a corporation for United States federal income tax purposes.
ARTICLE VII
MANAGEMENT AND CONTROL OF THE PARTNERSHIP
     Except as otherwise specifically provided herein, the General Partner shall have full power and authority on behalf of the Partnership to manage, control, administer, operate and conduct the Partnership business. Any document executed by the General Partner while acting in good faith in the name and on behalf of the Partnership and within the parameters of its authority granted herein shall be deemed to be the action of the Partnership with respect to any third parties. The Limited Partner shall not have any power to control or manage the Partnership.
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER
     8.1 Limitations on the Limited Partner. Except as otherwise specifically provided herein, the Limited Partner shall not (a) be permitted to take part in the management or control of the Partnership business or the affairs of the Partnership, (b) have the authority or power in its capacity as Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, (c) do any act which would be binding on the Partnership or any other Partner, or (d) incur any expenditures on behalf of or with respect to the Partnership.
     8.2 Liability of the Limited Partner. The Limited Partner shall not be directly liable to any third party for the debts, liabilities, contracts or other obligations of the Partnership except to the extent of (a) any unpaid Capital Contributions agreed to be made by it as set forth in Sections 4.1 and 4.2, and (b) the Limited Partner’s share of the assets (including undistributed revenues) of the Partnership.
     8.3 Return of Capital. Except as otherwise provided in Article XIII, no Partner shall be entitled to the withdrawal or return of its Capital Contribution.
Basic Energy Services, L.P.
Agreement of Limited Partnership

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     9.1 Records and Accounting. The General Partner shall keep or cause to be kept appropriate books with respect to the Partnership’s business, which books shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of Partnership Interests, books on account, and records of Partnership proceedings may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographic or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained on a consistent basis determined by the General Partner.
     9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
ARTICLE X
TRANSFER OF INTERESTS
     10.1 Transfer. No Partner may transfer a Partnership Interest (or any rights therein) in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article X shall be null and void ab initio and of no force and effect.
     10.2 Transfer of Interest of the General Partner. The General Partner may not transfer all or any portion of its Partnership Interest as a General Partner without the consent of the Limited Partner.
     10.3 Transfer of Interest of the Limited Partner. The Limited Partner may not transfer all or any part of its Partnership Interest as a Limited Partner (or any rights therein) without the prior written consent of the General Partner.
     10.4 Effective Date of Transfer. Any permitted assignment shall become effective as of the first day of the calendar month during which the General Partner receives a copy of the instrument of assignment and such other documents which the General Partner may request. The Partnership shall thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Partnership Interest so transferred, to the transferee from such effective date.
ARTICLE XI
ADMISSION OF PARTNERS
     11.1 Admission of Partners. The General Partner shall reflect on the books of the Partnership that the General Partner and the Limited Partner have been admitted to the Partnership.
     11.2 Admission of Successor General Partner. The transferee of the entire Partnership Interest of the General Partner pursuant to Section 10.2 shall be admitted to the Partnership as a General Partner, effective as of the date an amendment to the Certificate of
Basic Energy Services, L.P.
Agreement of Limited Partnership

Limited Partnership is filed with the Secretary of State of the State of Delaware effecting such substitution.
     11.3 Amendment of Agreement. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate to prepare and record, as necessary, an amendment of this Agreement and the Certificate of Limited Partnership.
ARTICLE XII
WITHDRAWAL OF THE GENERAL PARTNER
     The General Partner may not withdraw from the Partnership without the written consent of the Limited Partner. The interest of the withdrawing General Partner may, at the option of the Limited Partner, be converted into a limited partner interest without any reduction in such interest (subject to proportionate dilution by reason of admission of its successor).
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
     13.1 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up, upon (a) the expiration of its term as provided in Section 1.4, (b) the disposition of all or substantially all of the assets owned by the Partnership, or (c) an election to dissolve the Partnership which is approved by the Partners.
     13.2 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Partners or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership Property.
     13.3 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership Property, the Partnership shall be terminated, and the General Partner shall cause the Certificate of Limited Partnership to be canceled and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE XV
GENERAL PROVISIONS
     15.1 Addresses and Notices. The address of each Partner for all purposes shall be the address set forth on Exhibit A attached hereto or such other address of which the General Partner has received written notice. Subject to the following sentence, any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement (“Notice”) shall be in writing and shall be deemed given or made when delivered in person or when sent to the Partner at such address by first class mail or by other means of written communication,
Basic Energy Services, L.P.
Agreement of Limited Partnership

including telecopy, telex, or cable, if the address of such Partner furnished hereunder contains sufficient information to transmit notice by such means.
     15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
     15.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement.
     15.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, legal representatives and permitted assigns.
     15.5 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     15.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     15.7 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     15.8 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     15.9 Exhibits. Any and all Exhibits referred to in this Agreement are by such reference incorporated herein and made a part hereof for all purposes.
     15.10 Counterparts and Signatures. This Agreement may be executed in any number of counterparts, with each such counterpart being deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Signatures received by telecopy or facsimile shall be treated as original signatures for purposes of execution of this Agreement.
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Basic Energy Services, L.P.
Agreement of Limited Partnership

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of this 24th day of January, 2003.

GENERAL PARTNER: BASIC ENERGY SERVICES GP, LLC
By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President

LIMITED PARTNER: BASIC ENERGY SERVICES LP, LLC
By:	/s/ Scott Kinnamon
Scott Kinnamon
President

Basic Energy Services, L.P.
Agreement of Limited Partnership

EXHIBIT A

Partners	Percentage Interest
General Partner:

Basic Energy Services GP, LLC	0.01%

406 North Big Spring Midland, Texas 79701

Limited Partner:

Basic Energy Services LP, LLC	99.99%

2424 East Highway 66 El Reno, Oklahoma 73036
Basic Energy Services, L.P.
Agreement of Limited Partnership

A-1